Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS A 50% INCREASE IN FOURTH QUARTER CONTINUING EPS TO $.72

— Revenue increased 26%, led by a 52% rise in investment management fees —

PITTSBURGH, Jan. 17, 2007 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $298 million, or 72 cents per share, in the fourth quarter of 2006. This compares to income from continuing operations of $201 million, or 48 cents per share, in the fourth quarter of 2005, and $218 million, or 52 cents per share, in the third quarter of 2006. Earnings per share from continuing operations in the fourth quarter of 2006 increased 50% compared to the fourth quarter of 2005.

Income from continuing operations for the fourth quarter of 2006 included $26 million in severance, $16 million associated with impairment charges, $11 million in merger-related expenses and $6 million in occupancy reserves. These amounts totaled $41 million after-tax, or approximately 10 cents per share. In addition, the income from continuing operations for the fourth quarter of 2006 included a one-time tax benefit of $74 million, or approximately 18 cents per share.

“Mellon’s momentum accelerated further in the fourth quarter, with exceptional revenue and pre-tax growth, primarily in Mellon Asset Management. We are very proud of our many accomplishments in 2006, particularly our 26% total return to shareholders, materially outperforming the S&P 500 return of 16%.

“2006 was a fantastic year for Mellon and 2007 should be even more exciting. The proposed merger with The Bank of New York will create a powerful and rapidly growing global competitor in our core asset management and servicing businesses and the opportunities for cost savings and revenue synergies are meaningful. We have begun detailed planning for the integration and are committed to continue delivering strong investment performance, superior client service and the highest fiduciary standards,” said Robert P. Kelly, chairman, president and chief executive officer of Mellon Financial Corporation.

During the quarter, we signed an agreement to sell our direct and indirect venture capital portfolios, held by Mellon Ventures, and applied discontinued operations accounting to this business. Accordingly, the income statements for all periods in this release have been restated.

Net income totaled $237 million, or 57 cents per share, in the fourth quarter of 2006, and included a net after-tax loss of $61 million from discontinued operations due primarily to a loss on the sale of the venture capital portfolios. Net income totaled $208 million, or 50 cents per share, in the fourth quarter of 2005, and $222 million, or 54 cents per share, in the third quarter of 2006.

Income from continuing operations for the full-year 2006 totaled $932 million, or $2.25 per share, compared with $884 million, or $2.11 per share, in 2005. Income from continuing operations for the full-year 2005 included a $197 million pre-tax gain from the sale of our investment in Shinsei Bank, which together with other expenses of $15 million pre-tax, netted to 28 cents per share. Net income, including discontinued operations, for the full-year 2006 totaled $898 million, or $2.17 per share, compared with $782 million, or $1.87 per share, for the full-year 2005.

Mellon Reports Earnings

Jan. 17, 2007

Fourth Quarter Highlights of Continuing Operations (comparisons are with the fourth quarter of 2005, unless noted otherwise).

•	Total noninterest revenue increased $325 million, or 30%, and represented 93% of total revenue.

•	Assets under management increased 27% to a record level of $995 billion at Dec. 31, 2006. The acquisition of Walter Scott & Partners on Oct. 2, 2006 added more than $28 billion to assets under management. Assets under custody or administration increased 15% to a record level of $4.491 trillion at Dec. 31, 2006. Assets under management increased 8% (unannualized), and assets under custody or administration increased 3% (unannualized) compared to Sept. 30, 2006.

•	Investment management fee revenue increased 52% to $797 million, a record quarterly level, and increased 39% (unannualized) sequentially. The increases reflect higher performance fees, strong net asset flows, improved equity markets, and the acquisition of Walter Scott & Partners, as well as a higher yield on average assets under management. Excluding performance fees and the impact of acquisitions, investment management fees increased 26%.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 14% to $244 million. The increase reflects the impact of net new business, as well as higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures.

•	Net interest revenue (FTE) totaled $114 million, a decrease of $7 million, or 6%, principally reflecting the impact of the financing costs associated with the Walter Scott & Partners acquisition.

•	Total revenue amounted to $1.522 billion (non-FTE), an increase of 26%, or $319 million.

•	Total operating expense was $1.192 billion, an increase of 32%, or $289 million.

The higher level of operating expense versus the fourth quarter of 2005 was due principally to: higher staff expense of $177 million, which included a higher level of incentives ($115 million) associated primarily with growth in our asset management and asset servicing businesses and higher severance expense ($24 million) primarily due to initiating a number of actions consistent with financial objectives we discussed with the investment community in November; a higher level of distribution and servicing expenses ($34 million); impairment charges at DPM Mellon ($11 million) and HBV Alternative Investment Strategies ($5 million); merger-related expenses ($11 million); occupancy reserves ($6 million); and the Walter Scott & Partners acquisition. The remaining increase was principally in support of new business.

Severance, impairment charges, merger-related expenses and the occupancy reserves increased expenses by 6%.

•	The tax rate was 8.2% for the fourth quarter of 2006. The provision for income taxes in the fourth quarter of 2006 includes a tax benefit of $74 million primarily related to a reversal of deferred tax liabilities due to management’s decision to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with Accounting Principles Board (APB) Opinion No. 23. Excluding the tax benefit recorded in the fourth quarter of 2006, the tax rate would have been 30.9%. It is currently anticipated that the tax rate for the first quarter of 2007 will be approximately 32.5%.

•	Return on common shareholders’ equity was 25.3% for the fourth quarter of 2006.

Mellon Reports Earnings

Jan. 17, 2007

•	The tangible shareholders’ equity ratio was 4.74% at Dec. 31, 2006 compared to 5.35% at Sept. 30, 2006. The decline reflects goodwill and intangibles created in connection with the acquisition of Walter Scott & Partners and the $159 million impact of adopting SFAS No. 158 (Employers Accounting for Defined Benefit Pension and Other Post Retirement Plans), partially offset by retained earnings and shares issued in the Walter Scott & Partners acquisition.

•	We repurchased 1.4 million shares of common stock during the fourth quarter. In the fourth quarter, we issued 2.8 million shares in connection with the Walter Scott & Partners acquisition and 2.0 million shares primarily under employee benefit plans.

Also, Mellon declared its quarterly common stock dividend of 22 cents per share. This cash dividend is payable on Feb. 15, 2007, to shareholders of record at the close of business on Jan. 31, 2007.

On Dec. 3, 2006, Mellon and The Bank of New York (“BNY”) entered into an Agreement and Plan of Merger, under which Mellon and BNY will each merge with and into a newly formed corporation to be called The Bank of New York Mellon Corporation. It is anticipated that the merger will close early in the third quarter of 2007. Further discussion of the merger agreement is provided on page 12 of this release.

In December 2006, we sold our ownership interest in the direct and indirect portfolios of our venture capital business, Mellon Ventures, and applied discontinued operations accounting to this business. Accordingly, the income statements for all periods in this earnings release have been restated. The restatement resulted in a reduction to previously reported levels of equity investment revenue; a reduction in operating expenses; an increase in net interest revenue; and a change in continuing earnings per share. Restated quarterly results from the first quarter of 2004 are provided in the Financial Trends exhibit to the Quarterly Earnings Summary and are available on our web site at www.mellon.com/investorrelations/financialreports/financialtrends. Further discussion of this sale is provided on page 11 of this release.

* * * * *

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.5 trillion in assets under management, administration or custody, including $995 billion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Robert P. Kelly, chairman, president and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, along with other members of executive management, will host a conference call and simultaneous live audio webcast at 8 a.m. EST on Wednesday, Jan. 17, 2007. This conference call and audio webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. The earnings release, together with the quarterly earnings summary, will be available at www.mellon.com beginning at approximately 6:30 a.m. EST on Jan. 17. Replays of the conference call and audio webcast will be available beginning Jan. 17 at approximately 5 p.m. EST by dialing (888) 895-5637 (U.S.) or (630) 652-3017 (international). The archived version of the conference call and audio webcast will also be available at www.mellon.com for the same time period.

Note: Access to the Quarterly Earnings Summary including supplemental financial trends is available via www.mellon.com/investorrelations/financialreports/financialtrends. The Quarterly Earnings Summary and supplemental financial trends have been updated through Dec. 31, 2006.

Mellon Reports Earnings

Jan. 17, 2007

This earnings release contains statements relating to future results of Mellon Financial Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, future financial goals; statements with respect to the proposed merger with The Bank of New York, including the future strength and growth of business, opportunities for cost savings and revenue synergies, continuing to deliver strong investment performance, superior client service and high fiduciary standards, the expected closing of the merger with The Bank of New York, expectations with respect to operations after the merger and the timing of the filing of the joint proxy statement/prospectus with the Securities and Exchange Commission (“SEC”); the expected tax provisioning rate for the first quarter of 2007; expected immaterial gain from the sale of a business; intentions not to renew certain contracts; subsequent closings in connection with the sale of our direct and indirect venture capital portfolio; and intentions with respect to junior subordinated debentures and expected reduced funding costs. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation, which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the businesses of the Corporation and The Bank of New York may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time we expect, revenue synergies and cost savings from the transaction; revenues following the transaction may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; governmental or shareholder approvals of the transaction may not be obtained on the proposed terms or expected timeframe or at all; changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and in subsequent reports filed by the Corporation with the SEC pursuant to the Securities Exchange Act of 1934, as amended. All statements in this earnings release speak only as of Jan. 17, 2007, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

ADDITIONAL INFORMATION

The proposed transaction between The Bank of New York Company, Inc. and Mellon Financial Corporation will be submitted to The Bank of New York Company, Inc.’s and Mellon Financial Corporation’s shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction between The Bank of New York Company, Inc. and Mellon Financial Corporation because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about The Bank of New York Company, Inc. and Mellon Financial Corporation, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus will also be available, without charge, from Mellon Financial Corporation, Secretary of Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258-0001 (800-205-7699), or from The Bank of New York Company, Inc., Investor Relations, One Wall Street, 31st Floor, New York, New York 10286 (212-635-1578).

The respective directors and executive officers of The Bank of New York Company, Inc. and Mellon Financial Corporation and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Mellon Financial Corporation and/or The Bank of New York Company, Inc. in respect of the proposed transaction. Information about the directors and executive officers of Mellon Financial Corporation is set forth in the proxy statement for Mellon Financial Corporation’s 2006 annual meeting of shareholders, as filed with the SEC on March 15, 2006. Information about the directors and executive officers of The Bank of New York Company, Inc. is set forth in the proxy statement for The Bank of New York Company, Inc.’s 2006 annual meeting of shareholders, as filed with the SEC on March 24, 2006. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus when it becomes available.

Mellon Reports Earnings

Jan. 17, 2007

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Quarter ended				Year ended
	Dec. 31, 2006		Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Continuing Operations:
Noninterest revenue	$1,412		$1,164	$1,087	$4,852	$4,215	(a)
Net interest revenue	110		119	116	463	466

Total revenue	$1,522		$1,283	$1,203	$5,315	$4,681	(a)

Return on equity	25.3%		20.0%	19.4%	21.5%	21.4%
Fee and other revenue as a percentage of total revenue (FTE)	93%		90%	90%	91%	90	% (a)
Pre-tax operating margin (FTE)	22%		26%	26%	24%	29	% (a)
Net interest margin (FTE) (b)	1.56%		1.64%	1.81%	1.70%	1.91%

Selected average balances (b):
Interest-earning assets (c)	$28,923		$29,870	$26,431	$28,135	$25,389
Total assets (c)	$41,472		$41,671	$38,157	$40,063	$37,395
Interest-bearing deposits	$19,144		$19,917	$16,013	$17,537	$15,846
Noninterest-bearing deposits	$7,407		$7,988	$7,892	$8,005	$7,353
Shareholders’ equity (c)	$4,745		$4,458	$4,224	$4,457	$4,180

Average common shares and equivalents outstanding:
Basic	410,901		407,210	412,081	408,954	415,291
Diluted	416,687		411,996	415,534	413,950	418,832

Period-end data

Assets under management (in billions)	$995		$918	$781
Net inflows (for the quarter) (in billions)	$14		$32	$8	$72	$63
Assets under custody or administration (in billions)	$4,491		$4,380	$3,908

Employees	16,800		16,700	16,500
Total shareholders’ equity to assets ratio (d)	11.27%		10.54%	10.86%
Tangible shareholders’ equity to assets ratio (d)	4.74%		5.35%	5.19%
Tier I capital ratio (d)	12.1	% (e)	12.30%	10.90%
Total (Tier I plus Tier II) capital ratio (d)	18.5	% (e)	18.64%	16.87%
Leverage capital ratio (d)	9.1	% (e)	9.15%	8.33%

Book value per common share	$11.26		$10.91	$10.11
Tangible book value per common share	$4.41		$5.24	$4.54
Dividends per share	$.22		$.22	$.20
Dividend yield	2.1%		2.3%	2.3%
Closing common stock price per share	$42.15		$39.10	$34.25
Market capitalization	$17,502		$16,104	$14,230

(a)	Fee and other revenue included the $197 million pre-tax gain from the sale of our investment in Shinsei Bank recorded in the first quarter of 2005.
(b)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(c)	Excludes adjustments for fair value required by SFAS No. 115.
(d)	Includes discontinued operations.
(e)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

Jan. 17, 2007

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

(in millions, except per share amounts)	Quarter ended			Year ended
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Noninterest revenue
Investment management	$797	$574	$524	$2,432	$1,875
Distribution and service	102	107	90	415	317
Institutional trust and custody	244	233	214	945	778
Payment solutions & investor services	118	119	127	482	524
Foreign exchange trading	60	53	46	239	202
Financing-related/equity investment	27	24	30	114	326
Other	64	51	56	222	192

Total fee and other revenue	1,412	1,161	1,087	4,849	4,214
Gains on sales of securities	—	3	—	3	1

Total noninterest revenue	1,412	1,164	1,087	4,852	4,215

Net interest revenue
Interest revenue	394	393	308	1,448	1,105
Interest expense	284	274	192	985	639

Net interest revenue	110	119	116	463	466
Provision for credit losses	5	(1)	4	2	17

Net interest revenue after provision for credit losses	105	120	112	461	449

Operating expense
Staff:
Compensation	309	279	260	1,126	1,005
Incentives	248	160	133	723	476
Employee benefits	78	73	65	298	259

Total staff	635	512	458	2,147	1,740
Non-staff:
Professional, legal and other purchased services	145	131	123	516	444
Distribution and servicing	140	122	106	503	377
Net occupancy	68	51	59	236	233
Equipment	49	42	46	179	174
Business development	36	25	28	114	95
Communications	20	20	21	85	83
Amortization of intangible assets	23	7	7	44	27
Other	76	53	55	243	189

Total non-staff	557	451	445	1,920	1,622

Total operating expense	1,192	963	903	4,067	3,362

Income
Income from continuing operations before income taxes	325	321	296	1,246	1,302
Provision for income taxes	27	103	95	314	418

Income from continuing operations	298	218	201	932	884
Discontinued operations:
Income (loss) from operations after-tax	4	3	7	22	(72)
Net gain (loss) on disposals after-tax	(65)	1	—	(56)	(30)

Income (loss) from discontinued operations, net of tax expense (benefit) of $(44), $3, $2, $(36) and $16	(61)	4	7	(34)	(102)

Net income	$237	$222	$208	$898	$782

Earnings per share
Basic:
Income from continuing operations	$.73	$.53	$.49	$2.28	$2.13
Net income	$.58	$.55	$.50	$2.20	$1.88
Diluted:
Income from continuing operations	$.72	$.52	$.48	$2.25	$2.11
Net income	$.57	$.54	$.50	$2.17	$1.87

Mellon Reports Earnings

Jan. 17, 2007

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005
Assets
Cash and due from banks	$2,854	$2,670	$2,373
Money market investments	3,542	5,415	3,085
Trading account securities	471	491	269
Securities available for sale	18,573	18,469	17,245
Investment securities (approximate fair value of $145, $149, and $170)	144	147	167
Loans	5,989	5,971	6,573
Reserve for loan losses	(56)	(55)	(63)

Net loans	5,933	5,916	6,510
Premises and equipment	712	699	656
Goodwill	2,464	2,201	2,166
Other intangibles	383	137	148
Assets of discontinued operations	934	907	—
Other assets	5,468	5,614	6,059

Total assets	$41,478	$42,666	$38,678

Liabilities
Deposits	$27,331	$28,976	$26,074
Short-term borrowings	1,231	1,246	845
Other liabilities	3,155	2,902	2,852
Notes and debentures (with original maturities over one year)	3,641	3,621	3,663
Junior subordinated debentures	1,412	1,395	1,042
Liabilities of discontinued operations	32	31	—

Total liabilities	36,802	38,171	34,476

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,983	1,970	1,953
Retained earnings	7,369	7,217	6,842
Accumulated unrealized loss, net of tax	(146)	(44)	(84)
Treasury stock of 173,425,195; 176,799,701; and 173,183,019 shares, at cost	(4,824)	(4,942)	(4,803)

Total shareholders’ equity	4,676	4,495	4,202

Total liabilities and shareholders’ equity	$41,478	$42,666	$38,678

Mellon Reports Earnings

Jan. 17, 2007

Business Sectors

Our lines of business are combined into five business sectors: Mellon Asset Management; Private Wealth Management; Asset Servicing; Payment Solutions & Investor Services (PS&IS); and Other.

Mellon Asset Management, a multi-boutique asset manager, offers a broad range of investment products primarily to institutional investors as well as individual mutual fund investors. In the fourth quarter of 2006, our asset administration business in Brazil was moved to this sector from Business Exits in the Other sector as a result of a decision to strategically grow the business. All prior periods have been reclassified. Private Wealth Management provides investment management, wealth management and comprehensive financial management services to the high net worth market. Asset Servicing provides institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products to corporate and public retirement funds, foundations and endowments and global financial institutions. PS&IS provides working capital solutions and shareholder services to corporations and institutions. During the fourth quarter of 2006, a segment of our Working Capital Solutions business was moved from this sector to Business Exits in the Other sector. This decision was based on our intent not to renew certain contracts with agencies of the Federal government that expire in 2007. All prior periods have been reclassified. The Other sector includes corporate lending; business exits activity; Corporate Treasury activities and certain corporate revenues and expenses. In the fourth quarter of 2006, the results of Mellon Ventures, our venture capital business, were reported as discontinued operations. Previously, this business was reported in the Other sector. All prior periods have been reclassified.

Mellon Reports Earnings

Jan. 17, 2007

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Mellon Asset Management			Private Wealth Management
	4Q06	3Q06	4Q05	4Q06	3Q06	4Q05
Total revenue	$820	$601	$536	$183	$177	$171
Operating expense	545	415	375	112	106	100

Income from continuing operations before taxes (FTE)	$275	$186	$161	$71	$71	$71

Average assets	$3,096	$2,518	$1,958	$10,760	$10,544	$10,860
Average common equity	$997	$997	$966	$553	$553	$571
Average economic capital (a)	$1,396	$1,396	$1,442	$737	$737	$786

Return on common equity (annualized)	74%	50%	43%	35%	34%	32%
Pre-tax operating margin	34%	31%	30%	39%	40%	41%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Asset Servicing			Payment Solutions & Investor Services
	4Q06	3Q06	4Q05	4Q06	3Q06	4Q05
Total revenue	$335	$320	$289	$163	$160	$163
Operating expense	292	257	238	135	125	127

Income from continuing operations before taxes (FTE)	$43	$63	$51	$28	$35	$36

Average assets	$10,523	$10,159	$8,484	$7,333	$6,831	$7,169
Average common equity	$551	$551	$482	$266	$266	$315
Average economic capital (a)	$683	$683	$607	$330	$330	$390

Return on common equity (annualized)	21%	31%	27%	28%	32%	29%
Pre-tax operating margin	13%	20%	18%	17%	21%	22%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Other			Total Consolidated
	4Q06	3Q06	4Q05	4Q06	3Q06	4Q05
Total revenue	$34	$38	$59	$1,535	$1,296	$1,218
Credit quality expense	5	(1)	4	5	(1)	4
Operating expense	108	60	63	1,192	963	903

Income (loss) from continuing operations before taxes (FTE)	$(79)	$(21)	$(8)	$338	$334	$311

Average assets (b)	$8,330	$9,987	$8,090	$41,362	$41,447	$37,988
Average common equity	$2,306	$1,945	$1,780	$4,673	$4,312	$4,114
Average economic capital (a)	$2,930	$2,238	$1,913	$6,076	$5,384	$5,138

Return on common equity (annualized)	N/M	N/M	N/M	25%	20%	19%
Pre-tax operating margin	N/M	N/M	N/M	22%	26%	26%

(a)	Defined as the sum of average common equity and average Tier I preferred equity.
(b)	Consolidated average assets include average assets of discontinued operations of $1.320 billion for the fourth quarter of 2006, $1.408 billion for the third quarter of 2006 and $1.427 billion for the fourth quarter of 2005.

N/M - Not meaningful.

Mellon Reports Earnings

Jan. 17, 2007

For the year ended Dec. 31, (dollar amounts in millions, presented on an FTE basis)	Mellon Asset Management		Private Wealth Management
	2006	2005	2006	2005
Total revenue	$2,530	$1,904	$709	$674
Operating expense	1,754	1,398	426	379

Income from continuing operations before taxes (FTE)	$776	$506	$283	$295

Average assets	$2,494	$1,979	$10,496	$9,958
Average common equity	$997	$966	$553	$571
Average economic capital (a)	$1,396	$1,442	$737	$786

Return on common equity	53%	34%	34%	34%
Pre-tax operating margin	31%	27%	40%	44%

For the year ended Dec. 31, (dollar amounts in millions, presented on an FTE basis)	Asset Servicing		Payment Solutions & Investor Services
	2006	2005	2006	2005
Total revenue	$1,316	$1,065	$652	$644
Operating expense	1,055	843	514	499

Income from continuing operations before taxes (FTE)	$261	$222	$138	$145

Average assets	$9,584	$8,467	$7,911	$7,271
Average common equity	$551	$482	$266	$315
Average economic capital (a)	$683	$607	$330	$390

Return on common equity	32%	30%	34%	30%
Pre-tax operating margin	20%	21%	21%	23%

For the year ended Dec. 31, (dollar amounts in millions, presented on an FTE basis)	Other		Total Consolidated
	2006	2005	2006	2005
Total revenue	$160	$453	$5,367	$4,740
Credit quality expense	2	17	2	17
Operating expense	318	243	4,067	3,362

Income (loss) from continuing operations before taxes (FTE)	$(160)	$193	$1,298	$1,361

Average assets (b)	$8,008	$8,108	$39,872	$37,304
Average common equity	$1,965	$1,787	$4,332	$4,121
Average economic capital (a)	$2,315	$1,929	$5,461	$5,154

Return on common equity	N/M	N/M	22%	21%
Pre-tax operating margin	N/M	N/M	24%	29%

(a)	Defined as the sum of average common equity and average Tier I preferred equity.
(b)	Consolidated average assets include average assets of discontinued operations of $1.379 billion for the full-year 2006 and $1.521 billion for the full-year 2005.

N/M - Not meaningful.

Mellon Reports Earnings

Jan. 17, 2007

Income Taxes

The tax rate was 8.2% in the fourth quarter of 2006. The provision for income taxes in the fourth quarter of 2006 includes a tax benefit of $74 million primarily related to a reversal of deferred tax liabilities due to management’s decision to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with APB 23. Excluding this tax benefit, our effective tax rate for the fourth quarter of 2006 would have been 30.9%, compared with 32.3% in the fourth quarter of 2005. It is currently anticipated that the tax rate for the first quarter of 2007 will be approximately 32.5%.

Nonperforming Assets

Nonperforming assets totaled $4 million at Dec. 31, 2006, unchanged from Sept. 30, 2006 and down from $16 million at Dec. 31, 2005. The decrease compared with Dec. 31, 2005 was due to the repayment of a regional airline lease receivable.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $5 million in the fourth quarter of 2006, compared with $4 million in the fourth quarter of 2005 and negative $1 million in the third quarter of 2006. The reserve for loan losses was $56 million at Dec. 31, 2006, $55 million at Sept. 30, 2006 and $63 million at Dec. 31, 2005. The reserve for unfunded commitments was $84 million at Dec. 31, 2006, $80 million at Sept. 30, 2006 and $78 million at Dec. 31, 2005.

Discontinued Operations

In August 2006, we announced a definitive agreement to sell our insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO Inc., to Branch Banking and Trust Company. The sale closed on Jan. 2, 2007, resulting in an immaterial gain.

In December 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business, to investment funds organized by affiliates of The Goldman Sachs Group, Inc. and New MVI, L.P. This decision was based upon the determination that this business no longer fits our strategic focus on our global asset management and securities servicing businesses and that the capital consumed by this business could be deployed in other strategic initiatives. A substantial portion of the sale was completed in December with subsequent closings expected to occur during the first quarter of 2007, once remaining consents to the transfer are obtained. Based on this transaction, we applied discontinued operations accounting to this business. Accordingly, the income statements for all periods in this earnings release have been restated. This restatement resulted in a reduction to previously reported levels of equity investment revenue; a reduction in operating expenses; an increase in net interest revenue; and a change in continuing earnings per share. The sale of the portfolios and related costs generated an after-tax loss of $68 million, reported as a net loss on disposals.

In the fourth quarter of 2006, income from operations of $4 million was recorded primarily from the operations of Mellon Ventures. The net loss on disposals in the fourth quarter of 2006 totaled $65 million, as the loss on sale of the Mellon Ventures portfolio was partially offset by income tax net benefits recognized primarily on prior-periods divestitures.

Mellon Reports Earnings

Jan. 17, 2007

Junior Subordinated Debentures

Based on current interest rate expectations and subject to our ability to issue replacement securities prior to the planned merger outlined below, we intend to redeem our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million, in the first half of 2007. The securities are redeemable at 103.86% and 103.9975% of the liquidation amounts during the 12-month periods beginning on Dec. 1, 2006 and Jan. 15, 2007, respectively. We expect to replace these securities with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our future funding costs. Redemption of both securities would result in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs.

Merger Agreement with The Bank of New York (“BNY”)

On Dec. 3, 2006, Mellon and BNY entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Mellon and BNY will each merge with and into a newly formed corporation to be called The Bank of New York Mellon Corporation. The boards of directors of both companies have unanimously approved the Merger Agreement. The board of directors of each company has adopted a resolution recommending the adoption of the Merger Agreement by its respective shareholders, and each party has agreed to put these matters before their respective shareholders for consideration. Subject to satisfaction of various conditions of closing, the merger is expected to close early in the third quarter of 2007.

It is currently anticipated that Mellon and BNY will file a joint proxy statement/prospectus with the SEC regarding the proposed merger in late February or early March, after each party files its annual report on Form 10-K with the SEC.